Exhibit 23.6

Consent of Person Named to Become a Director

I hereby consent to my being named in the Registration Statement on Form S-1 of LaPorte Bancorp, Inc. (the “Company”), as a person who will become a director of the Company, LaPorte Savings Bank, MHC, and The LaPorte Savings Bank upon consummation of the transactions contemplated therein.

/s/ L. Charles Lukmann, III

Name: L. Charles Lukmann, III

Dated: June 1, 2007